EXHIBIT 23.2

Your Vision Our Focus

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in the Registration Statement of 1606 Corp. (the “Company”) on Form S-1 of our report dated March 10, 2023, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of 1606 Corp. as December 31, 2022 and 2021 and for each of the two years in the period ended December 31, 2022, which report appears in the Prospectus, which is part of this Registration Statement.  We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ Turner, Stone & Company, L.L.P.

Dallas, Texas

June 9, 2023

Turner, Stone & Company, L.L.P. Accountants and Consultants 12700 Park Central Drive, Suite 1400 Dallas, Texas 75251
Telephone: 972-239-1660 ⁄ Facsimile: 972-239-1665 Toll Free: 877-853-4195
Website: turnerstone.com	INTERNATIONAL ASSOCIATION OF ACCOUNTANTS AND AUDITORS